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                                                                    EXHIBIT 11.1

HORIZON ORGANIC HOLDING CORPORATION
CALCULATION OF EARNINGS PER SHARE OF COMMON STOCK

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
                                                                                            Year ended
                                                                    -----------------------------------------------------------
                                                                    December 31,    December 31,    December 31,    December 31,
                                                                        1993            1994            1995            1996
                                                                    -----------------------------------------------------------
                                                                            (in thousands except per share amounts)
Net income (loss)                                                     (163)           (434)           (509)              27

Common and common equivalents shares outstanding:

Historical common shares outstanding at beginning of period          1,070           1,157           2,672            2,872

Weighted average common and common equivalent shares                    56             963             119              392
issued

Weighted average common shares issued-basic                          1,126           2,120           2,791            3,264

Weighted average common equivalent shares issued                       ___             ___             ___               19

Weighted average common shares issued-diluted                        1,126           2,120           2,791            3,283

Basic and diluted earnings (loss) per share                          (0.14)          (0.20)          (0.18)            0.01
                                                                                               Three month interim
                                                                       Year ended                  period ended
                                                                       ------------       --------------------------------
                                                                       December 31,          March 31,           March 31,
                                                                           1997                 1997               1998
                                                                       ------------       --------------------------------
                                                                                                     (unaudited)
                                                                              (in thousands except per share amounts)
Net income (loss)                                                       (1,022)                 (43)             (115)

Common and common equivalents shares outstanding:

Historical common shares outstanding at beginning of period              3,649                3,649             5,052

Weighted average common and common equivalent shares                       839                   10                 4
issued

Weighted average common shares issued-basic                              4,488                3,659             5,056

Weighted average common equivalent shares issued                           ___                  ___               ___

Weighted average common shares issued-diluted                            4,488                3,659             5,056

Basic and diluted earnings (loss) per share                              (0.23)               (0.01)            (0.02)
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